Exhibit 10.2

SPONSOR LOCK-UP AGREEMENT

THIS SPONSOR LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of October 21, 2024, by and between (i) Great Rich Technologies Limited, a public limited company incorporated under the laws of Hong Kong (the “Parent”), and Whale Management Corporation, a British Virgin Islands exempted company (“Sponsor”). The Parent and Sponsor shall each be referred to herein from time to time as a “Party” and, collectively, as the “Parties.”

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Agreement and Plan of Merger (the “Merger Agreement”) entered into by and among the Parent, GRT Merger Star Limited, a Cayman Islands exempted company and wholly owned subsidiary of the Parent (the “Merger Sub”), and Flag Ship Acquisition Corporation (the “Company”), a Cayman Islands exempted company, pursuant to which, among other things, the Company will be merged with and into the Merger Sub (the “Merger”), with the Merger Sub surviving the Merger as a wholly owned subsidiary of the Parent.

WHEREAS, Sponsor is the record owner of the Founder Company Shares (defined below) and the Private Placement Company Units (defined below) and, pursuant to the Merger Agreement will receive Parent ADSs (defined below) in consideration of the Founder Company Shares and securities underlying the Private Placement Company Units.

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, and in view of the valuable consideration to be received by the parties thereunder, the Parent and the Sponsor desire to enter into this Agreement, pursuant to which the Locked-Up Securities (as defined below) shall become subject to limitations as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated into this Agreement as if fully set forth below, and intending to be legally bound hereby, the Parties agree as follows:

1. Definitions. The terms defined in this Section 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Business Combination” means a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination between the Company and one or more businesses, including the transactions contemplated by the Merger Agreement.

“Founder Company Shares” means, the 1,725,000 Company Ordinary Shares, par value $0.001 per share, initially issued to Sponsor for an aggregate purchase price of $25,000, pursuant to certain Securities Subscription Agreement dated November 29, 2022 and its subsequent amendment between Sponsor and the Company.

“Locked-Up Securities” means, Locked-Up Founder Securities and Locked-Up Private Placement Securities.

“Locked-Up Founder Securities” means the Parent ADSs Sponsor receives in respect of the Founder Company Shares pursuant to the Merger Agreement.

“Locked-Up Private Placement Securities” means the Parent ADSs Sponsor receives pursuant to the Merger Agreement in respect of the Private Placement Company Shares and the Private Placement Company Rights comprising the Private Placement Company Units.

“Parent Ordinary Shares” means the ordinary shares of the Parent without par value .

“Parent Per ADS Trading Price” means, at any given time, the trading price per ADS of the Parent ADSs as reported by Bloomberg or, if not available on Bloomberg, as reported by Morningstar.

“Parent ADSs” means the American Depositary Shares issued by the Parent to Company Shareholders in respect of the Company Ordinary Shares, pursuant to the Merger Agreement.

“Private Placement Company Rights” means the 238,000 Company Rights underlying the Private Placement Company Units, with each Private Placement Company Right entitling Sponsor to receive one-tenth (1/10) of one Company Ordinary Share at the consummation of a Business Combination.

“Private Placement Company Shares” means the 238,000 Company Ordinary Shares, par value $0.001 per share, underlying the Private Placement Company Units.

“Private Placement Company Units” means the 238,000 Company Units purchased by Sponsor in that certain private placement that occurred simultaneously with the consummation of the initial public officer of the Company, with each such purchased unit comprised of one Private Placement Company Share and one Private Placement Company Right.

“Trading Day” means any day on which Parent Ordinary Shares are actually traded on the principal securities exchange or securities market on which Parent Ordinary Shares are then traded.

“Transfer” means, with respect to any securities, any (a) sale of, offer to sell, contract or agreement to sell, hypothecation of, pledge of, grant of any option, right or warrant to purchase or other transfer or disposition of, or agreement to transfer or dispose of, directly or indirectly, or establishment or increase of a put equivalent position in respect of, or liquidation or decrease of a call equivalent position in respect of, within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, any such securities, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any such securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

2. Lock-Up Provisions.

(a)(i) Subject to the exceptions set forth herein, during the applicable Private Placement Securities Lock-up Period, Sponsor agrees not to Transfer any Locked-Up Private Placement Securities. As used herein, the “Private Placement Securities Lock-up Period” shall mean, the period of time commencing on the Closing Date and expiring at 11:59 p.m. (Eastern time) on the thirtieth (30) day following the Closing Date.

(ii) Subject to the exceptions set forth herein, during the applicable Founder Securities Lock-Up Period, Sponsor agrees not to Transfer any Locked-Up Founder Securities. As used herein, the “Founder Securities Lock-up Period” shall mean, (y) with respect to 50% of the Locked-Up Founder Securities, the period of time commencing on the Closing Date and expiring on the earlier of (A) the date that is six (6) months following the Closing Date or (B) the date on which the closing Parent Per ADS Trading Price equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 Trading Days within any thirty (30)-Trading Day period commencing after the Closing Date, and (z) with respect to 50% of the Locked-Up Founder Securities (rounded up to the nearest whole share) the period of time commencing on the Closing Date and expiring on the date that is six (6) months following the Closing Date; or earlier in either case, if subsequent to the Closing Date, the Parent completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Parent’s shareholders having the right to exchange their Parent Ordinary Shares and Parent ADSs for cash, securities or other property (and together with the Private Placement Securities Lock-up Period, the “Lock-up Periods”), with the percentages set forth in this sentence applying to the aggregate holdings of Locked-Up Founder Securities held by all entities constituting Sponsor, and calculated on an aggregated basis. For the avoidance of doubt, the Locked-Up Founder Securities shall be measured on an as-exercised or as-converted basis, as applicable.

(b) The restrictions on the Locked-Up Securities set forth in Section 2(a) (the “Lock-Up Restrictions”) shall not apply to:

(i) Transfers to the Company’s officers or directors, any affiliates (as defined below) or family members of any of the Company’s officers or directors, any members of Sponsor, or any affiliates of Sponsor;

(ii) in the case of an individual, Transfers by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization;

(iii) in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(iv) in the case of an individual, Transfers pursuant to a qualified domestic relations order;

(v) Transfers by private sales or Transfers made in connection with the consummation of a Business Combination at prices no higher than the per share price at which such securities were originally purchased;

(vi) Transfers in the event of the Company’s liquidation prior to the completion of an initial Business Combination;

(vii) Transfers by virtue of the laws of the Cayman Islands or Transfers of title pursuant to Sponsor’s limited liability company agreement upon dissolution of Sponsor;

(viii) Transfers pursuant to the Parent’s liquidation, merger, share exchange, reorganization or other similar transaction whereby all of the Parent’s shareholders (including holders of Parent ADSs) have the right to exchange their Parent Ordinary Shares (or Parent ADSs) for cash, securities or other property; and

(ix) Transfers in connection with the Company’s initial Business Combination with the Company’s consent to any third party,

provided, however, that in the case of clauses (i) through (v), (viii) and (ix), these permitted transferees must enter into a written agreement, in substantially in the form of this Agreement, agreeing to be bound by the Lock-Up Restrictions and shall have the same rights and benefits under this Agreement. A copy of such Agreement as so executed shall be promptly delivered by Sponsor to the Parent. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of an individual; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

(c) For the avoidance of doubt, Sponsor shall retain all of its rights as a shareholder of the Parent during the Lock-Up Periods, including the right to vote any Locked-Up Securities.

(d) In furtherance of the foregoing, the Parent, and any duly appointed transfer agent for the registration or transfer of the Locked-Up Securities, are hereby authorized to decline to make any transfer of securities if such Transfer would constitute a violation or breach of the Lock-Up Restrictions.

(e) For the purposes of clarity, Locked-up Securities shall not include any Parent Ordinary Shares which are purchased by Sponsor in the open market following the Closing Date.

3. Miscellaneous.

(a) If, during the Lock-Up Periods, the Parent Ordinary Shares outstanding as of immediately following the Effective Time shall have been changed into a different number of shares or a different class by reason of any share capitalization, dividend, distribution, combination, reverse share split, share consolidation, split, subdivision, conversion, exchange, transfer, sale, cancelation, repurchase, redemption or reclassification, or any similar event shall have occurred, then the Parent Per ADS Trading Price specified in Section 2(a)(ii)(B) shall be equitably adjusted to reflect such change.

(b) The Parent shall remove, and shall cause to be removed (including by causing its transfer agent and The Depository Trust Company (as applicable) to remove), any legends, marks, stop-transfer instructions or other similar notations pertaining to the lock-up arrangements herein from the book-entries evidencing any Locked-Up Securities at the time any such Locked-Up Securities are no longer subject to the Lock-Up Restrictions (any Locked-Up Security at such time, a “Free Security”), and shall take all such actions (and shall cause to be taken all such actions) necessary or proper to cause the Free Security to be consolidated under the CUSIP(s) and/or ISIN(s) applicable to the unrestricted Parent ADSs or so that the Free Security is in a like position. Any holder of a Locked-Up Security is an express third-party beneficiary of this Section 3(b) and entitled to enforce specifically the obligations of the Parent set forth in this Section 3(b) directly against the Parent.

(c) This Agreement shall be effective the date hereof and shall immediately terminate upon the earlier of (x) the termination of the Merger Agreement pursuant to its terms, and (y) the date on which none of the Parent, Sponsor or any holder of a Locked-Up Security has any rights or obligations hereunder.

(d) Each of Sponsor and the Parent hereby represents and warrants that it has full power and authority to enter into this Agreement and that this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other legal requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity). Upon the other Party’s request, Sponsor or the Parent, as applicable, will execute any additional documents necessary in connection with the enforcement hereof.

(e) This Agreement constitutes the entire agreement and understanding between the Parties relating to the subject matter hereof and the transactions contemplated hereby and supersedes any other agreements and understandings, whether written or oral, that may have been made or entered into by or between the Parties relating to the subject matter hereof or the transactions contemplated hereby. This Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all Parties.

(f) No Party shall assign this Agreement or any part hereof without the prior written consent of the other Party; provided, that no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this paragraph shall be null and void, ab initio. For the avoidance of doubt, no Transfer of Parent ADSs, Locked-Up Securities or Free Securities shall be (or be deemed to be) an assignment of this Agreement or the rights or obligations hereunder.

(g) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to principles of conflicts of law that would result in the application of the substantive law of another jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if no federal court in the State of Delaware accepts jurisdiction, any state court within the State of Delaware) (the “Delaware Courts”) over all claims or causes of action (whether in contract or tort, in law or in equity, or granted by statute or otherwise) that may be based upon, arise out of or relate to this Agreement and any other document or instrument delivered pursuant to this Agreement, or the negotiation, execution, termination, validity, interpretation, construction, enforcement, performance or nonperformance of this Agreement or otherwise arising from the transactions contemplated hereby or the relationship among the parties (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with, or as an inducement to enter into, this Agreement) (collectively, “Related Claims”), and each party hereby irrevocably agrees that all Related Claims may be heard and determined in such courts. Each party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of any such Related Claim brought in any such court or any defense of inconvenient forum for the maintenance of such dispute. Each party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereby consents to process being served by any other party in any Related Claim by the delivery of a copy thereof in accordance with the provisions of Section 3(h) (other than by email) along with a notification that service of process is being served in conformance with this Section 3(g). Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by law. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(h) Unless otherwise provided herein, all notices, requests, demands, claims, consents, approvals and other communications hereunder will be in writing. Any notice, request, demand, claim, consent, approval or other communication hereunder will be deemed duly given (a) when delivered personally to the recipient, (b) when signed for by the recipient if sent to the recipient by reputable international courier service (charges prepaid), and (c) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 5:00 p.m. local time at the recipient’s location, and otherwise on the next succeeding business day, in each case addressed to the intended recipient as set forth below:

Notices to Parent:	Notices to Sponsor:

Great Rich Technologies Limited	Whale Management Corporation
3201 JARDINE HOUSE,	26 Broadway, Suite 934
1 CONNAUGHT PLACE,	New York, New York 10004
CENTRAL, HONG KONG	Attn: Matthew Chen, Director
Attention: Yongnan Zhou, Chairman	Email: mchen@flagshipac.com
Email: zyn888@tonglioptech.com

with a copy to (which will not constitute notice):	with a copy to (which will not constitute notice):

Miller Canfield Paddock and Stone, P.L.C.	Bill Huo, Esq.
1100 Superior Avenue E, Suite 1750	Becker & Poliakoff, P.A.
Cleveland, Ohio 44114	45 Broadway, 17th Floor
United States	New York, NY 10006
Attn: Yanping Wang, Esq.	Attention: Bill Huo
Email: wangy@millercanfield.com	Email: BHuo@beckerlawyers.com

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(i) Each of the Parties acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by it, money damages will be inadequate and the other party will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by it in accordance with their specific terms or were otherwise breached. Accordingly, in addition to all such monetary remedies it may be entitled under Law for the other Party’s breaches of this Agreement, the non- breaching party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by the other party and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which the non-breaching party may be entitled under this Agreement, at law or in equity.

(j) This Agreement may be executed in two or more counterparts (any of which may be executed in .PDF format or a secure electronic signature platform (e.g. Docusign), and delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement to be duly executed as of the date first set forth above.

Great Rich Technologies Limited

By:	/s/ Yongnan Zhou
Name:	Yongnan Zhou
Title:	Chairman

[Signature Page to Sponsor Lock-Up Agreement]

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement to be duly executed as of the date first set forth above.

Whale Management Corporation

By:	/s/ Matthew Chen
Name:	Matthew Chen
Title:	Director

[Signature Page to Sponsor Lock-Up Agreement]

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